Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (January 31, 2024) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2023.

2023 Fourth Quarter Results:
•New contracts increased 61% to 1,588
•Backlog sales value of $1.6 billion compared to $1.7 billion last year
•Homes delivered decreased 15% to 2,019
•Revenue of $972.6 million, down 20%
•Pre-tax income of $138.0 million, down 16%
•Net income decreased 19% to $105.3 million ($3.66 per diluted share)
compared to $130.4 million ($4.65 per diluted share) in 2022

2023 Full Year Results:
•New contracts increased 20% to 7,977
•Homes delivered of 8,112 compared to 8,366 in 2022, a 3% decrease
•Revenue of $4.0 billion, a decrease of 2% over last year
•Pre-tax income of $607.3 million, a 4% decrease compared to $635.2 million in 2022
•Net income of $465.4 million ($16.21 per diluted share) compared to $490.7 million in 2022 ($17.24 per diluted share)
•Shareholders’ equity reached an all-time record of $2.5 billion, a 22% increase from a year ago, with book value per share of $91
•Return on equity of 20.2%
•Homebuilding debt to capital ratio of 22% compared to 25% at December 31, 2022

For the fourth quarter of 2023, the Company reported net income of $105.3 million, or $3.66 per diluted share, compared to net income of $130.4 million, or $4.65 per diluted share, for the fourth quarter of 2022. For the year ended December 31, 2023, the Company reported net income of $465.4 million, or $16.21 per diluted share, compared to net income of $490.7 million, or $17.24 per diluted share in 2022.
Homes delivered in 2023’s fourth quarter reached 2,019, a 15% decrease compared to 2,384 deliveries in 2022’s fourth quarter. Homes delivered for the twelve months ended December 31, 2023 declined 3% to 8,112 from 2022’s deliveries of 8,366. New contracts for 2023’s fourth quarter increased 61% to 1,588 from 985 new contracts in 2022’s fourth quarter. For 2023, new contracts were 7,977, a 20% increase from 2022’s 6,668 new contracts. Homes in backlog decreased 4% at December 31, 2023 to 3,002 units, with a sales value of $1.6 billion, a 7% decrease from last year, and the average sales price in backlog decreased 3% to $525,000. At December 31,

2022, the sales value of the 3,137 homes in backlog was $1.7 billion, with an average sales price of $541,000. M/I Homes had 213 active communities at December 31, 2023 compared to 196 a year ago. The Company’s cancellation rate was 13% in 2023’s fourth quarter compared to 30% for the prior year’s fourth quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “2023 was a very strong year for our Company highlighted by earning $607 million of pretax income, representing 15% of revenue with gross margins of 25.3%. Revenue reached $4 billion, new contracts increased 20% to 7,977 homes and our return on equity was a very solid 20.2%. We are particularly pleased with these results given the significant headwinds the housing industry faced entering 2023, including higher interest rates, inflationary pressures, and uncertainty in the general economy.”

Mr. Schottenstein continued, “We are in excellent financial condition. We ended the year with record shareholders’ equity of $2.5 billion, cash of $733 million, zero borrowings under our $650 million credit facility, and a homebuilding debt to capital ratio of 22%. And, our year-end book value was a record $91 per share. We believe our industry will continue to benefit from strong fundamentals, including favorable demographic trends and an undersupply of housing. Looking ahead, we are well positioned to continue delivering strong results given the strength of our balance sheet, our diverse product offerings, and our well-located communities.”

The Company will broadcast live its earnings conference call today at 10:30 a.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through January 2025.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
New contracts	1,588	985	7,977	6,668
Average community count	209	187	202	179
Cancellation rate	13%	30%	11%	14%
Backlog units	3,002	3,137	3,002	3,137
Backlog sales value	$1,575,643	$1,698,169	$1,575,643	$1,698,169
Homes delivered	2,019	2,384	8,112	8,366
Average home closing price	$471	$492	$483	$479

Homebuilding revenue:
Housing revenue	$950,872	$1,172,515	$3,914,372	$4,010,427
Land revenue	2,025	21,874	25,301	34,771
Total homebuilding revenue	$952,897	$1,194,389	$3,939,673	$4,045,198

Financial services revenue	19,691	22,611	93,829	86,195

Total revenue	$972,588	$1,217,000	$4,033,502	$4,131,393

Cost of sales - operations	728,202	942,469	3,014,573	3,087,551
Gross margin	$244,386	$274,531	$1,018,929	$1,043,842
General and administrative expense	60,284	52,565	222,765	214,811
Selling expense	54,256	57,580	208,942	191,580
Operating income	$129,846	$164,386	$587,222	$637,451
Other loss (income)	1	11	(33)	(6)
Interest (income) expense	(8,129)	185	(20,022)	2,250
Income before income taxes	$137,974	$164,190	$607,277	$635,207
Provision for income taxes	32,692	33,795	141,912	144,545
Net income	$105,282	$130,395	$465,365	$490,662

Earnings per share:
Basic	$3.79	$4.75	$16.76	$17.60
Diluted	$3.66	$4.65	$16.21	$17.24

Weighted average shares outstanding:
Basic	27,769	27,435	27,769	27,876
Diluted	28,756	28,017	28,716	28,463

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2023	2022
Assets:
Total cash, cash equivalents and restricted cash	$732,804	$311,542
Mortgage loans held for sale	176,329	242,539
Inventory:
Lots, land and land development	1,446,576	1,294,779
Land held for sale	6,932	3,331
Homes under construction	1,177,101	1,366,804
Other inventory	166,542	163,688
Total Inventory	$2,797,151	$2,828,602

Property and equipment - net	34,918	37,446
Operating lease right-of-use assets	56,364	60,416
Goodwill	16,400	16,400
Investments in joint venture arrangements	44,011	51,554
Deferred income tax asset	16,094	18,019
Other assets	148,369	148,405
Total Assets	$4,022,440	$3,714,923

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	396,879	396,105
Senior notes due 2030 - net	296,865	296,361
Total Debt - Homebuilding Operations	$693,744	$692,466

Notes payable bank - financial services operations	165,844	245,741
Total Debt	$859,588	$938,207

Accounts payable	204,678	228,597
Operating lease liabilities	57,566	61,310
Other liabilities	383,669	416,084
Total Liabilities	$1,505,501	$1,644,198

Shareholders’ Equity	2,516,939	2,070,725
Total Liabilities and Shareholders’ Equity	$4,022,440	$3,714,923

Book value per common share	$90.66	$75.46
Homebuilding debt / capital ratio(1)	22%	25%

(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Cash provided by operating activities	$54,901	$198,220	$552,131	$184,071
Cash used in investing activities	$(4,500)	$(8,282)	$(18,632)	$(27,380)
Cash (used in) provided by financing activities	$(53,849)	$53,843	$(112,237)	$(81,517)

Land/lot purchases	$95,930	$51,480	$343,504	$341,084
Land development spending	$159,550	$146,937	$512,105	$496,177
Land sale revenue	$2,025	$21,874	$25,301	$34,771
Land sale gross profit	$356	$8,827	$3,360	$11,735

Financial services pre-tax income	$4,676	$9,655	$38,354	$39,260

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income	$105,282	$130,395	$465,365	$490,662
Add:
Provision for income taxes	32,692	33,795	141,912	144,545
Interest income	(10,908)	(2,034)	(30,030)	(4,403)
Interest amortized to cost of sales	7,724	8,724	33,326	30,270
Depreciation and amortization	4,479	4,350	17,369	17,174
Non-cash charges	13,241	20,526	20,247	27,139
Adjusted EBITDA	$152,510	$195,756	$648,189	$705,387
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2023	2022	Change	2023	2022	Change
Northern	699	369	89%	3,361	2,747	22%
Southern	889	616	44%	4,616	3,921	18%
Total	1,588	985	61%	7,977	6,668	20%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2023	2022	Change	2023	2022	Change
Northern	848	971	(13)%	3,169	3,581	(12)%
Southern	1,171	1,413	(17)%	4,943	4,785	3%
Total	2,019	2,384	(15)%	8,112	8,366	(3)%

	BACKLOG
	December 31, 2023			December 31, 2022
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,248	$663	$531,000	1,056	$552	$523,000
Southern	1,754	$912	$520,000	2,081	$1,146	$551,000
Total	3,002	$1,576	$525,000	3,137	$1,698	$541,000

	LAND POSITION SUMMARY
	December 31, 2023			December 31, 2022
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,852	8,935	15,787	7,972	7,406	15,378
Southern	17,522	12,351	29,873	17,032	9,643	26,675
Total	24,374	21,286	45,660	25,004	17,049	42,053